February 25, 1999

1st Internet Group, Inc.
5883 Lake Worth Rd.
Greenacres, FL 33463

Re:  Subscription for Shares

To Whom It May Concern:

The undersigned hereby subscribes for three million six hundred four thousand (3,604,000) shares of the Common Stock (the "Shares") of 1st Internet Group, Inc., a Florida corporation (the "Corporation"), in consideration of the transfer to the Corporation from the undersigned of one share of the Common Stock of 1st Discount Insurance, Inc., 1000 shares of the Common Stock of 1st Discount Brokerage, Inc., and 8708 shares of the Common Stock of Corporate Accounting Group, Inc.

All of the Shares so received will be taken by the undersigned for its own account as an investment and not with a view to the distribution thereof.

It is understood that you will issue the Shares without their registration under the securities Act of 1933. The undersigned will be responsible for any loss or expense that may be incurred by you by reason of any sale or disposition of the Shares by the Undersigned which will involve the Corporation in a violation of the Securities Act of 1933. The undersigned will give you written notice of any intention to dispose of any or all of the Shares specifying the terms of such proposed disposition.

Very truly yours,

/s/ WILLIAM H. CORLEY
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William H. and Rosa Corley